CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 25, 2022, relating to the financial statements and financial highlights of Baillie Gifford Positive Change Equities Fund, a series of Baillie Gifford Funds, for the year ended December 31, 2021, and to the references to our firm under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information.

COHEN & COMPANY, LTD.

Cleveland, Ohio

April 1, 2022

C O H E N & C O M P A N Y , L T D .

800.229.1099 | 866.818.4535 fa x | cohencpa.com

Registered with the Public Company Accounting Oversight Board